UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 12, 2012

THERON RESOURCE GROUP
(Exact name of registrant as specified in its charter)

Wyoming	000-53845	26-0665325
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

16810 Kenton Drive, Suite 160, Huntersville, NC 28078
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 704-237-4508

Room 318, Peninsula Centre, 67 Mody Road, Kowloon, Hong Kong
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Appointment of Certain Officers and Directors; Departure of Certain Officers and Directors

On October 12, 2012, we received the resignation of Liang Kwong Lim as a director and officer of the Theron Resource Group (the “Company”). Mr. Liang's resignation was not the result of any disagreements with the Company regarding its operations, policies, practices or otherwise but rather as a result of personal and business reasons and a desire to retire. The Board of Directors approved the resignation of Liang Kwong Lim as a director and officer of the Company on October 12, 2012, effective immediately.

On October 12, 2012, the Board of Directors elected Tsang Wing Kin as a director of the Company and approved the appointment of Tsang Wing Kin as President, Chief Executive Officer, Secretary, Treasurer and Chief Financial Officer.

As of the date of this report, our Board of Directors is comprised of Mr. Tsang Wing Kin.

Tsang Wing Kin, age 34 – President, Chief Executive Officer, Secretary, Treasurer, Chief Financial Officer and Director

As president, chief executive officer, treasurer and financial officer, Mr. Tsang oversees all of the organization, planning, reporting and analyzing of the Company and manages all of its affairs. He. has more than 10 years executive-level experience in corporate and financial management of organizations.

Mr. Tsang has over 10 years' experience in the areas of amusement and gaming products development for Asian and European markets. Mr. Tsang has been the Chief Technology Officer of BG Global Gaming Limited since January 2007. His product was granted the "Hong Kong Industrial Awards" for its innovation and creativity. From April 2004 to December 2006, Mr. Tsang was the Chief Information Officer at Take 1 Technologies Limited. Mr. Tsang graduated from Hong Kong University of Science and Technology with Bachelor’s Degree in Computer Science. Mr. Tsang’s executive business experience is expected to provide the Company with helpful insight as to its growth potential and objectives.

Mr. Tsang is not an officer or director of any other publicly quoted or traded corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERON RESOURCE GROUP

/s/ Tsang Wing Kin
Tsang Wing Kin
President, CEO and Director

Date: October 18, 2012